Exhibit 99.1

Dr. Joanne Hackett Appointed Chairperson of AgeX Board of Directors

ALAMEDA, Calif.—(BUSINESS WIRE)—May 18, 2022—AgeX Therapeutics, Inc. (“AgeX”; NYSE American: AGE), a biotechnology company developing therapeutics for human aging and regeneration, announced today that Dr. Joanne Hackett has been appointed Chairperson of AgeX’s Board of Directors. Dr. Hackett joined the Board of Directors in December 2021. She will serve in a non-executive capacity as AgeX’s Chairperson. Dr. Greg Bailey, who served as AgeX’s Chairperson since 2018, will continue to serve as a member of AgeX’s Board of Directors.

Dr. Hackett is the Head of Genomic and Precision Medicine at IQVIA, a world leader in using data, technology, advanced analytics, and expertise to help customers drive healthcare forward. From 2017 to 2020, Dr. Hackett served as Chief Commercial Officer of Genomics England, owned by the Department of Health and Social Care in the United Kingdom. During 2016 and 2017, Dr. Hackett served as Chief Commercial Officer and Interim Chief Executive Officer of the Precision Medicine Catapult, which was established in the United Kingdom with the goal of developing and commercializing precision medicine. Dr. Hackett holds a PhD in Molecular Genetics from the University of New Brunswick.

About AgeX Therapeutics

AgeX Therapeutics, Inc. (NYSE American: AGE) is focused on developing and commercializing innovative therapeutics to treat human diseases to increase healthspan and combat the effects of aging. AgeX’s PureStem® and UniverCyte™ manufacturing and immunotolerance technologies are designed to work together to generate highly defined, universal, allogeneic, off-the-shelf pluripotent stem cell-derived young cells of any type for application in a variety of diseases with a high unmet medical need. AgeX has two preclinical cell therapy programs: AGEX-VASC1 (vascular progenitor cells) for tissue ischemia and AGEX-BAT1 (brown fat cells) for Type II diabetes. AgeX’s revolutionary longevity platform induced Tissue Regeneration (iTR™) aims to unlock cellular immortality and regenerative capacity to reverse age-related changes within tissues. HyStem® is AgeX’s delivery technology to stably engraft PureStem or other cell therapies in the body. AgeX is seeking opportunities to establish licensing and collaboration arrangements around its broad IP estate and proprietary technology platforms and therapy product candidates.

For more information, please visit www.agexinc.com or connect with the company on Twitter, LinkedIn, Facebook, and YouTube.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of AgeX Therapeutics, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of AgeX’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commissions (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. AgeX specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contact for AgeX:

Dr. Nafees Malik

Chief Operating Officer

nmalik@agexinc.com